Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Middlefield Banc Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Middlefield Banc Corp. and subsidiaries (the “Company”) as of December 31, 2024 and 2023; the related consolidated statement of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involve our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses on Loans (ACL)

Description of the Matter

The Company’s loan portfolio totaled $1.5 billion as of December 31, 2024, and the associated allowance for credit losses on loans was $22.4 million. As discussed in Notes 1 and 7 to the consolidated financial statements, the ACL related to loans is a contra-asset valuation account, calculated in accordance with ASC 326, that is deducted from the amortized cost basis of loans to present the net amount expected to be collected. The amount of the ACL represents management’s best estimate of current expected credit losses on these financial instruments considering all relevant available information, from internal and external sources, relevant to assessing exposure to credit loss over the contractual term of the instruments.

The Company’s methodology for estimating the ACL on loans includes quantitative and qualitative components of the calculation. For pooled loans, the Company utilizes a discounted cash flow (“DCF”) methodology to estimate credit losses over the expected life of loan. The DCF methodology combines probability of default, the loss given default, and prepayment speed assumptions to estimate a reserve for each loan. The quantitative loss rates are adjusted by current and forecasted macroeconomic assumptions and return to the mean after the forecasted periods. The sum of all the loan level reserves are aggregated for each portfolio segment and a loss factor is derived. These quantitative loss factors are also supplemented by certain qualitative risk factors reflecting management’s view of how losses may vary from those represented by quantitative loss rates. Qualitative loss factors are applied to each portfolio segment with the amounts determined by correlation of credit stress to the maximum loss factor. Changes in these assumptions could have a material effect on the Company’s financial results.

Allowance for Credit Losses on Loans (ACL) (Continued)

How We Addressed the Matter in Our Audit
The primary procedures we performed related to this critical audit matter (CAM) included:
● Testing the design and operating effectiveness of internal controls over the calculation of the ACL, including the qualitative factor adjustments.
● Evaluated the reasonableness of selected loss drivers utilized and loss driver forecasts for loan pools
● Testing the completeness and accuracy of the significant data points that management uses in their evaluation of the qualitative adjustments.
● Testing the anchoring calculation that management completes to properly align the magnitude of the adjustments with the Company’s historical loss data.
● Evaluating the directional consistency and reasonableness of management’s conclusions regarding basis points applied (whether positive or negative) based on the trends identified in the underlying data.

● Testing the mathematical accuracy of the application of the qualitative adjustments to the loan segments within the ACL calculation.

We have served as the Company’s auditor since 1986.

/s/S. R. Snodgrass, P.C

Cranberry Township, Pennsylvania
March 13, 2025

MIDDLEFIELD BANC CORP.

CONSOLIDATED BALANCE SHEET

(Dollar amounts in thousands)

	December 31,	December 31,
	2024	2023

ASSETS
Cash and due from banks	$46,037	$56,397
Federal funds sold	9,755	4,439
Cash and cash equivalents	55,792	60,836
Investment securities available for sale, at fair value	165,802	170,779
Other investments	855	955
Loans:
Commercial real estate:
Owner occupied	181,447	183,545
Non-owner occupied	412,291	401,580
Multifamily	89,849	82,506
Residential real estate	353,442	328,854
Commercial and industrial	229,034	221,508
Home equity lines of credit	143,379	127,818
Construction and other	103,608	125,105
Consumer installment	6,564	7,214
Total loans	1,519,614	1,478,130
Less: allowance for credit losses	22,447	21,693
Net loans	1,497,167	1,456,437
Premises and equipment, net	20,565	21,339
Goodwill	36,356	36,356
Core deposit intangibles	5,611	6,642
Bank-owned life insurance	35,259	34,349
Accrued interest receivable and other assets	35,952	35,190
TOTAL ASSETS	$1,853,359	$1,822,883
LIABILITIES
Deposits:
Noninterest-bearing demand	$377,875	$401,384
Interest-bearing demand	208,291	205,582
Money market	414,074	274,682
Savings	197,749	210,639
Time	247,704	334,315
Total deposits	1,445,693	1,426,602
Federal Home Loan Bank advances	172,400	163,000
Other borrowings	11,660	11,862
Accrued interest payable and other liabilities	13,044	15,738
TOTAL LIABILITIES	1,642,797	1,617,202
STOCKHOLDERS' EQUITY
Common stock, no par value; 25,000,000 shares authorized, 9,953,018 and 9,930,704 shares issued; 8,073,708 and 8,095,252 shares outstanding	161,999	161,388
Additional paid-in capital	246	-
Retained earnings	109,299	100,237
Accumulated other comprehensive loss	(20,073)	(16,090)
Treasury stock, at cost; 1,879,310 and 1,835,452 shares	(40,909)	(39,854)
TOTAL STOCKHOLDERS' EQUITY	210,562	205,681
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,853,359	$1,822,883

See accompanying notes to the consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED INCOME STATEMENT

(Dollar amounts in thousands, except per share data)

	Year Ended
	December 31,
	2024	2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$92,566	$81,963
Interest-earning deposits in other institutions	1,491	1,289
Federal funds sold	568	771
Investment securities:
Taxable interest	2,028	1,893
Tax-exempt interest	3,861	3,914
Dividends on stock	748	471
Total interest and dividend income	101,262	90,301

INTEREST EXPENSE
Deposits	33,263	18,995
Short-term borrowings	6,616	5,386
Other borrowings	703	717
Total interest expense	40,582	25,098

NET INTEREST INCOME	60,680	65,203

Provision for credit losses	2,008	3,002

NET INTEREST INCOME AFTER PROVISON FOR CREDIT LOSSES	58,672	62,201

NONINTEREST INCOME
Service charges on deposit accounts	3,907	3,878
Loss on equity securities	(9)	(161)
Loss on other real estate owned	-	(170)
Earnings on bank-owned life insurance	930	823
Gain on sale of loans	199	97
Revenue from investment services	916	743
Gross rental income	68	421
Other income	1,202	1,060
Total noninterest income	7,213	6,691

NONINTEREST EXPENSE
Salaries and employee benefits	24,641	24,511
Occupancy expense	2,376	2,566
Equipment expense	925	1,241
Data processing and information technology costs	4,740	4,588
Ohio state franchise tax	1,583	1,578
Federal deposit insurance expense	1,055	861
Professional fees	2,265	2,293
Advertising expense	1,581	1,477
Software amortization expense	200	95
Core deposit intangible amortization	1,031	1,059
Gross other real estate owned expenses	99	510
Merger-related costs	-	473
Other expense	7,045	6,885
Total noninterest expense	47,541	48,137

Income before income taxes	18,344	20,755
Income taxes	2,825	3,387

NET INCOME	$15,519	$17,368

EARNINGS PER SHARE
Basic	$1.93	$2.14
Diluted	$1.92	$2.14

See accompanying notes to the consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollar amounts in thousands)

	Year Ended
	December 31,
	2024	2023

Net income	$15,519	$17,368

Other comprehensive income (loss):
Unrealized holding gain (loss) on securities available for sale	(5,042)	7,664
Tax effect	1,059	(1,610)

Total other comprehensive income (loss)	(3,983)	6,054

Comprehensive income	$11,536	$23,422

See accompanying notes to the consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollar amounts in thousands, except share data)

					Accumulated
			Additional		Other		Total
	Common Stock		Paid-in	Retained	Comprehensive	Treasury	Stockholders'
	Shares	Amount	Capital	Earnings	(Loss) Income	Stock	Equity
Balance, December 31, 2022	9,916,466	$161,029	$-	$94,154	$(22,144)	$(35,348)	$197,691

Net income				17,368			17,368
Other comprehensive income					6,054		6,054
Cumulative impact of ASC 326 adoption (CECL)				(4,421)			(4,421)
Authorization of additional common shares		(37)					(37)
Stock-based compensation, net	14,238	396					396
Common shares repurchased (164,221)						(4,506)	(4,506)
Cash dividends ($0.81 per share)				(6,864)			(6,864)

Balance, December 31, 2023	9,930,704	$161,388	$-	$100,237	$(16,090)	$(39,854)	$205,681

Net income				15,519			15,519
Other comprehensive loss					(3,983)		(3,983)
Stock-based compensation, net	22,314	611					611
Restricted stock grant			246				246
Common shares repurchased (43,858 shares)						(1,055)	(1,055)
Cash dividends ($0.80 per share)				(6,457)			(6,457)

Balance, December 31, 2024	9,953,018	$161,999	$246	$109,299	$(20,073)	$(40,909)	$210,562

See accompanying notes to the consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollar amounts in thousands)

	For the Year Ended
	December 31,
	2024	2023
OPERATING ACTIVITIES
Net income	$15,519	$17,368
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,008	3,002
Loss on equity securities	9	161
Software amortization expense	200	95
Amortization of premium and discount on investment securities, net	746	593
Amortization of core deposit intangibles	1,031	1,059
Depreciation, amortization, and accretion, net	(78)	(108)
Stock-based compensation, net	374	260
Origination of loans held for sale	(7,110)	(5,639)
Proceeds from sale of loans held for sale	7,309	5,736
Gain on sale of loans held for sale	(199)	(97)
Earnings on bank-owned life insurance	(930)	(823)
Deferred income tax (benefit)	198	(705)
Losses on other real estate owned	-	170
Decrease (increase) in accrued interest receivable	75	(1,183)
Increase (decrease) in accrued interest payable	(1,060)	2,348
Other, net	(624)	119
Net cash provided by operating activities	17,468	22,356

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from repayments and maturities	2,127	3,259
Purchases	(2,938)	(2,000)
Other Investments
Proceeds from sale	96	-
Purchases	(5)	(200)
Increase in loans, net	(41,292)	(129,220)
Proceeds from the sale of other real estate owned	-	5,651
Proceeds from bank-owned life insurance	-	289
Purchase of premises and equipment	(776)	(1,096)
Purchase of restricted stock	(4,790)	(7,462)
Redemption of restricted stock	4,289	4,237
Net cash used in investing activities	(43,289)	(126,542)

FINANCING ACTIVITIES
Net increase in deposits	19,091	24,780
Net increase in Federal Home Loan Bank advances	9,400	98,000
Repayment of other borrowings	(202)	(197)
Repurchase of common shares	(1,055)	(4,506)
Cash dividends	(6,457)	(6,864)
Net cash provided by financing activities	20,777	111,213

(Decrease) increase in cash and cash equivalents	(5,044)	7,027

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	60,836	53,809

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,792	$60,836

	For the Year Ended
	December 31,
	2024	2023
SUPPLEMENTAL INFORMATION
Cash paid during the year for:
Interest on deposits and borrowings	$41,642	$22,750
Income taxes	1,975	1,565

Noncash investing transactions:
Purchased loan fair value adjustment	-	4,621

See accompanying notes to the consolidated financial statements.

MIDDLEFIELD BANC CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements of Middlefield Banc Corp. ("Company") include its bank subsidiary, The Middlefield Banking Company (“MBC” or “Bank”), and a nonbank asset resolution subsidiary EMORECO, Inc. The consolidated financial statements also include the accounts of MBC’s subsidiaries, Middlefield Investments, Inc. (“MI”) and MB Insurance Services (“MIS”). All significant inter-company items have been eliminated.

On March 13, 2019, MBC established MI as an operating subsidiary to hold and manage an investment portfolio. On December 31, 2024, MI’s assets consist of a cash account, investments, and related accrued interest accounts. MI may only hold and manage investments and may not engage in any other activity without prior approval of the Ohio Division of Financial Institutions. In the first quarter of 2022, MBC established MIS as an operating subsidiary to offer retail and business customers various insurance services, including home, renters, automobile, pet, identity theft, travel, and professional liability insurance. On December 31, 2024, MIS assets consist of a cash account, a prepaid asset, and an accounts receivable. As a result of the bank merger of Liberty National Bank and MBC on December 1, 2022, Middlefield Banc Corp. acquired a 100% ownership interest in LBSI Insurance, LLC (“LBSI”), a wholly owned financial subsidiary of Liberty National Bank. LBSI did not operate after the merger, and its existence ended January 19, 2024. All significant intercompany items have been eliminated between MBC and these subsidiaries.

On December 1, 2022, the Company completed its merger with Liberty Bancshares, Inc. (“Liberty’), pursuant to a previously announced definitive merger agreement. Under the terms of the merger agreement, Liberty shareholders received 2.752 shares of the Company’s common stock in exchange for each share of Liberty common stock they owned immediately before the merger. The Company issued 2,561,513 shares of its common stock in the merger, and the aggregate merger consideration was approximately $73.3 million. Upon closing, Liberty’s bank subsidiary was merged into MBC, and Liberty’s six full-service bank offices, in Ada and Kenton in Hardin County, Bellefontaine North and Bellefontaine South in Logan County, Marysville in Union County, and Westerville in Franklin County, became offices of MBC.

Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as those amounts included in the Consolidated Balance Sheet captions as “Cash and due from banks” and “Federal funds sold” with original maturities of less than 90 days.

Investments

Management determines the appropriate classification of investment securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Investment securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investment securities classified as held to maturity are those securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost, adjusted for the amortization of premium and accretion of discount, and computed by a method that approximates the interest method over the terms of the securities. As of December 31, 2024, the Company did not hold any held-to-maturity securities.

Equity securities, which are included in "other investments" on the Consolidated Balance Sheet, are measured at fair value with changes in fair value recognized in net income.

Allowance for Credit Losses – Investment Securities Available for Sale

The Bank adopted ASU No. 2016-13, Financial Instruments - Credit Loses - Topic (326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), effective January 1, 2023. Financial statement amounts related to investment securities recorded as of December 31, 2024 and 2023 are presented in accordance with the accounting policies described in the following sections.

The Bank measures expected credit losses on available for sale investment securities when the Bank intends to sell, or when it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security's amortized cost basis is written down to fair value through income. For available for sale investment securities that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Bank considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists, and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Economic forecast data is used to calculate the present value of expected cash flows. The Bank obtains its forecast data through a subscription to a widely recognized and relied-upon company that publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario and uses a single scenario in the model. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

The allowance for credit losses is included within "investment securities available for sale" on the Consolidated Balance Sheet, as applicable. Changes in the allowance for credit losses are recorded within the "provision for credit losses" on the Consolidated Income Statement. Losses are charged against the allowance when the Bank believes the collectability of an available for sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available for sale investment securities is included within "accrued interest receivable and other assets" on the Consolidated Balance Sheet. This amount is excluded from the estimate of expected credit losses. Available for sale investment securities are typically classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available for sale investment securities are placed on nonaccrual status, unpaid interest credited to income is reversed.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of unearned income, which includes net deferred loan fees and costs and unamortized premiums and discounts. Accrued interest receivable is included within "accrued interest receivable and other assets" on the Consolidated Balance Sheet. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loans’ yield (interest income). The Bank amortizes these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method. Interest income is primarily recognized on an accrual basis according to formulas in written contracts, such as loan agreements.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial construction, commercial and industrial loans, and commercial real estate loans. Consumer loans consist of the following classes: residential real estate loans, home equity loans, and consumer loans.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against the principal or reported as interest income on a cash basis, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past-due status of all classes of loans is determined based on contractual due dates for loan payments.

Allowance for Credit Losses ("ACL") – Loans

The Bank adopted ASU 2016-13, effective January 1, 2023. Financial statement amounts related to loans recorded as of December 31, 2024 and 2023 are presented in accordance with the accounting policies described in the following sections. The guidance applies an expected-loss methodology, recognizing current expected credit losses for the remaining life of the asset at the time of origination or acquisition.

The allowance for credit losses ("ACL") is a valuation reserve established and maintained by charges against income and is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

The ACL is an estimate of expected credit losses, measured over the contractual life of a loan that considers our historical loss experience, current conditions, and forecasts of future economic conditions. Determination of an appropriate ACL is inherently subjective and may have significant changes from period to period.

Management uses a discounted cash flow ("DCF") model to calculate the present value of the expected cash flows for pools of loans that share similar risk characteristics and compares the results of this calculation to the amortized cost basis to determine its ACL balance.

The contractual term used in projecting the cash flows of a loan is based on the maturity date of a loan and is adjusted for prepayment or curtailment assumptions, which may shorten that contractual time period. Options to extend are considered by management in determining the contractual term.

The key inputs to the DCF model are (1) probability of default, (2) loss given default, (3) prepayment and curtailment rates, (4) reasonable and supportable economic forecasts, (5) forecast reversion period, (6) expected recoveries on charged off loans, and (7) discount rate.

Probability of Default ("PD")

In order to incorporate economic factors into forecasting within the DCF model, management elected to use the Loss Driver method to generate the PD rate inputs. The Loss Driver method analyzes how one or more economic factors change the default rate using statistical regression analysis. Management selected economic factors that have strong correlations to historical default rates.

Loss Given Default ("LGD")

Management elected to use the Frye Jacobs parameter for determining the LGD input, which is an estimation technique that derives an LGD input from segment-specific risk curves that correlate LGD with PD.

Prepayment and Curtailment Rates

Prepayment Rates: Loan-level transaction data is used to calculate semi-annual prepayment rates. These semi-annual rates are annualized, and the average of the annualized rates is used in the DCF calculation for fixed payments or term loans. Rates are calculated for each pool.

Curtailment Rates: Loan-level transaction data is used to calculate annual curtailment rates using available historical loan-level data. The average of the historical rates is used in the DCF model for interest-only payment or line-of-credit type loans. Rates are calculated for each pool.

Reasonable and Supportable Forecasts

The forecast data used in the DCF model is obtained via a subscription to a widely recognized and relied-upon company that publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario.

Forecast Reversion Period

Management uses forecasts to predict how economic factors will perform and has determined to use a four-quarter forecast period as well as an eight-quarter straight-line reversion period to historical averages (also commonly referred to as the mean reversion period).

Expected Recoveries on Charged-off Loans

Management performs an analysis to estimate recoveries that could be reasonably expected based on historical experience in order to account for expected recoveries on loans that have already been fully charged off and are not included in the ACL calculation.

Discount Rate

The effective interest rate of the underlying loans of the Company serves as the discount rate applied to the expected periodic cash flows. Management adjusts the effective interest rate used to discount expected cash flows to incorporate expected prepayments.

Individual Evaluation

Management evaluates individual instruments for expected credit losses when those instruments do not share similar risk characteristics with instruments evaluated using a collective (pooled) basis. These instruments will not be included in the collective analyses. The individual analysis will establish a specific reserve for instruments in scope.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company’s loan portfolio is segmented to a level that allows management to monitor risk and performance. The portfolio is segmented into Commercial Real Estate (“CRE”), which is further segmented into Owner Occupied (“CRE OO”), Non-owner Occupied (“CRE NOO”), and Multifamily Residential, Residential Real Estate (“RRE”), Commercial and Industrial (“C&I”), Home Equity Lines of Credit (“HELOC”), Construction and Other (“Construction”), and Consumer Installment Loans. The CRE loan segments consist of loans made to finance the activities of CRE owners and operators and certain agricultural loans. The RRE and HELOC loan segments consist of loans made to finance the activities of residential homeowners. The C&I loan segment consists of loans made to finance the activities of commercial customers and certain agricultural loans. The consumer loan segment consists primarily of installment loans and overdraft lines of credit connected with customer deposit accounts.

Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. The qualitative adjustments for current conditions are based upon national and local economic trends and conditions, levels of and trends in delinquency rates and nonaccrual loans, trends in volumes and terms of loans, effects of changes in lending policies, experience, ability, and depth of lending staff, the value of underlying collateral, concentrations of credit from a loan type, industry, and/or geographic standpoint. These modified historical loss rates are multiplied by the outstanding principal balance of each loan to calculate a required reserve.

The Bank has elected to exclude accrued interest receivable from the measurement of its ACL. When a loan is placed on nonaccrual status, any outstanding accrued interest is reversed against interest income.  Accrued interest receivable is included within accrued interest receivable and other assets on the Consolidated Balance Sheet.

The ACL calculation for individual loans begins with the use of normal credit review procedures to identify whether a loan no longer shares similar risk characteristics with other pooled loans and should, therefore, be individually assessed. The Bank automatically considers all non-accrual loans greater than $250,000 for individual analysis. Additional identification of loans to be individually evaluated is accomplished through the Bank’s normal loan review, criticized asset review, and portfolio management processes. The Bank previously evaluated all commercial loans greater than $150,000 for individual analysis that met the following criteria: 1) when it is determined that foreclosure is probable, 2) substandard, doubtful, and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral, and 3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Specific reserves are established based on the following three acceptable methods for measuring the ACL: 1) the present value of expected future cash flows discounted at the loan’s original effective interest rate, 2) the loan’s observable market price, or 3) the fair value of the collateral when the loan is collateral dependent. Management considers a financial asset as collateral dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral, based on management's assessment as of the reporting date. Measurement of the expected credit losses on collateral-dependent loans is based on the fair value of the collateral, less any costs to sell. A specific reserve is established or a charge-off is taken if the fair value of the loan is less than the loan balance. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential real estate loans, home equity loans, and consumer loans for impairment disclosures.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Bank adopted ASU No. 2016-13 effective January 1, 2023. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Bank. The allowance for credit losses on off-balance sheet credit exposures is included in "accrued interest payable and other liabilities" on the Consolidated Balance Sheet and adjusted through the provision for credit losses. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, consistent with the estimation process on the loan portfolio.

Restricted Stock

Common stock of the FHLB represents ownership in an institution that is wholly owned by other financial institutions. This equity security is accounted for at cost and classified with "accrued interest and other assets" in the Consolidated Balance Sheet. The FHLB of Cincinnati has reported profits for 2024 and 2023, remains in compliance with regulatory capital and liquidity requirements, and continues to pay dividends on the stock and make redemptions at the par value. Considering these factors, management concluded that the stock was not impaired on December 31, 2024, or 2023.

Mortgage Banking Activities

The Bank sells residential mortgage loans on a servicing retained basis. Servicing rights are initially recorded at fair value. The Bank measures servicing assets using the amortization method. Loan servicing rights are amortized in proportion to and throughout estimated net future servicing revenue. The expected period of the estimated net servicing income is partly based on the expected prepayment of the underlying mortgages. The unamortized balance of mortgage servicing rights is included in "accrued interest and other assets" on the Consolidated Balance Sheet.

Servicing fee income is recorded for fees earned for servicing loans and included in "other income" in the Consolidated Income Statement. The fees are based on a contractual percentage of outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Late fees and ancillary fees related to loan servicing are not material. The Bank is servicing loans for others in the amount of $197.4 million and $210.3 million on December 31, 2024, and 2023, respectively.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over the assets' estimated useful lives, which range from 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for buildings and leasehold improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of significant additions and improvements are capitalized.

Leases

The Company has operating and financing leases for several branch locations and office space. Generally, the underlying lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company may also lease specific office equipment under operating leases. Many of our leases include both lease (e.g., minimum rent payments) and non-lease components (e.g., common-area or other maintenance costs). The Company accounts for each element separately based on the standalone price of each component. Operating and financing leases with lease terms of less than one year are excluded from our right-of-use assets and lease liabilities. Operating and financing lease expense are recognized in "occupancy expense" and "equipment expense" in the Consolidated Income Statement on a straight-line basis over the lease term.

Most leases include one or more options to renew. The exercise of lease renewal options is typically at the sole discretion of management. It is based on whether the extension options are reasonably certain to be exercised after giving proper consideration to all facts and circumstances of the lease. If management determines that the Company is reasonably sure to exercise the extension option(s), the additional term is included in the calculation of the right-of-use asset and a lease liability.

As most of our leases do not provide an implicit rate, we use the fully collateralized FHLB borrowing rate commensurate with the lease terms based on the information available at the lease commencement date in determining the present value of the lease payments.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting. Acquired assets, including separately identifiable intangible assets, and assumed liabilities are recorded at their acquisition-date fair values. The excess of the cost of acquisition over the fair values is recognized as goodwill. During the measurement period, which cannot exceed one year from the acquisition date, changes to estimated fair values are recognized as an adjustment to goodwill. Certain transaction costs are expensed as incurred.

Goodwill

Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Goodwill is not amortized and is tested for impairment, at least annually as of October 1, or when indicators of impairment exist. We have elected to perform qualitative assessment for testing the impairment of goodwill. If we elect to bypass this qualitative assessment or conclude as a result of the qualitative assessment that it is more likely than not that the fair value is less than its carrying value, a quantitative impairment test will be performed. If the fair value is less than carrying value, an impairment charge is recorded for the difference.

Intangible Assets

Intangible assets include core deposit intangibles, which measure the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are amortized over their expected useful lives, commonly ten years, on a straight-line basis. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Bank-Owned Life Insurance (“BOLI”)

The Company owns insurance on the lives of a specific group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans, including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Income Statement. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as tax-free noninterest income.

Other Real Estate Owned (“OREO”)

Real estate properties acquired through foreclosure are initially recorded at fair value at the foreclosure date, establishing a new cost basis. After foreclosure, the real estate is carried at the lower of cost or fair value less estimated cost to sell. Revenue and expenses from operations of the properties, gains or losses on sales, and additions to the valuation allowance are included in operating results. At December 31, 2024 and 2023, the Company reported $352,000 and $228,000, respectively, in residential real estate loans in the process of foreclosure.

Fair Value

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. It represents an exit price at the measurement date. Valuation inputs can be observable or unobservable. All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identification assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for Level 2 assets and liabilities are based on a combination of one or more of the following factors: (1) quoted market prices for similar assets or liabilities, (2) observable inputs, such as interest rates or yield curves, or (3) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy assigned to a fair value measurement is based on the lowest level input that is significant to the measurement. Assets and liabilities may transfer between levels based on the observable and unobservable inputs used at the valuation date.

Assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. Nonrecurring fair value adjustments are typically recorded with the application of lower of cost or fair value accounting or impairment.

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. The net balance of deferred tax assets and liabilities is reported in "accrued interest receive and other assets" or "accrued interest payable and other liabilities" in the Consolidated Balance Sheet, as appropriate. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Fee-based Services Revenue Recognition

Refer to Note 2 - Revenue Recognition.

Stock-Based Compensation

The Company accounts for stock-based compensation based on the grant date fair value of all share-based payment awards expected to vest, including employee share options. Compensation cost is recognized for restricted stock issued to employees based on the fair value of these awards at the grant date. The market price of the Company’s common shares at the grant date is used to estimate the fair value of restricted stock and stock awards. Stock-based compensation cost for awards granted to employees is recognized over the required service period, generally defined as the vesting period, and is recorded in "salaries and employee benefits" expense in the Consolidated Income Statement, while the expense related to awards granted to directors is recorded in "other expense". (See Note 14 - Employee Benefits). One of the Company’s restricted stock plans allows for a portion of the value to be received in cash by the participant upon vesting. Therefore, the Company records the expense as a liability until the shares vest and the split of the payment between shares and cash can be determined. The Company also measures the fair value of the liability each reporting period and adjusts accordingly.  Another of the Company's restricted stock plans settles in shares upon vesting, and the related expense is recorded through additional paid-in capital.

The Company has performance-based restricted stock units whereby the vesting in the granted awards is contingent on certain internal and external financial performance factors. The fair value of these stock units is estimated using a Monte Carlo simulation, as further discussed in Note 14 - Employee Benefits.

Advertising Costs

Advertising costs are expensed as incurred.

Treasury Stock

When shares recognized as equity are repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented in the treasury share reserve. The reserve for the Company’s treasury shares comprises the cost of the Company’s shares held by the Company.

Earnings Per Share

The Company provides a dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Reclassification of Comparative Amounts

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. Such reclassifications did not affect net income or retained earnings.

Accounting Pronouncements Adopted in 2024

In March 2023, the FASB issued ASU 2023-02, Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The amendments allow entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related tax credits. This method of accounting had been available only for qualifying investments in qualified affordable housing projects. The guidance also requires certain disclosures regarding an entity’s tax equity investments. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2023. This ASU did not have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate (SOFR). Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848 Issued December 2022, which was issued in December 2022, extended the period of time entities can utilize the reference rate reform relief guidance under ASU 2020-04 from December 31, 2022 to December 31, 2024. The ASUs did not have a significant impact on the Company’s financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendment clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit account of the equity security and is not considered in measuring its fair value. The ASU clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU also requires certain disclosures for equity securities subject to contractual sale restrictions. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2023. This ASU did not have a significant impact on the Company’s financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU requires enhanced disclosures about significant segment expenses for public entities reporting segment information under ASC Topic 280. The amendments include required disclosure of significant segment expenses regularly reviewed by the chief operating decision maker, description of the composition of other segment items, and title and position of the chief operating decision maker. Additionally, the ASU requires public entities to provide all annual disclosures under Topic 280 in interim periods. The ASU also requires that public entities with a single reportable segment provide all the disclosures required by this amendment and existing disclosure requirements in Topic 820. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has a single reportable segment. The disclosure requirements under the ASU have been incorporated in Note 19 - Segment Reporting.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments require entities to disclose specific categories in the rate reconciliation and provide additional information for material reconciling items. The ASU also requires the disclosure of income taxes paid disaggregated by jurisdiction. The amendments in this ASU are effective for public business entities for annual periods beginning after December 15, 2024. This ASU is not expected to have a significant impact on the Company’s financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220-40): Disaggregation of Income Statement Expenses.  The guidance requires public companies to disclose additional information about certain types of costs and expenses.  The amendment should be applied on a prospective or retrospective basis.  The amendments in this ASU are effective for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. This ASU is not expected to have a significant impact on the Company’s financial statements.

2.	REVENUE RECOGNITION

Following ASC Topic 606, Revenue from Contracts with Customers (Topic 606), management determined that the primary sources of revenue, which emanate from interest income on loans and investments, along with noninterest revenue resulting from equity security gains (losses), gains on the sale of loans, rental income, and BOLI income, are not within the scope of ASC 606. For the twelve months ended December 31, 2024, these revenue sources cumulatively comprise 94.4% of the total revenue of the Company.

The main types of noninterest income within the scope of the standard are as follows:

Service charges on deposit accounts – The Company has contracts with its deposit customers whereby fees are charged if the account balance falls below predetermined levels defined as compensating balances. These agreements can be canceled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized monthly as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific customer requests or activities that include overdraft fees, online banking fees, and other transaction fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time, which is the completion of the requested service/transaction.

Revenue from investment services – The Company earns investment services revenue through its referral agreement with LPL Financial. The performance obligation to investment management customers is satisfied over time, and therefore, revenue is recognized over time. The Company generally receives trailing investment services revenue in arrears and recognizes the revenue when the monthly statement with referral revenue is received.

Miscellaneous fee income – Fees earned on other services, such as ATM surcharge fees, money order fees, and check fees, are recognized at the time of the event or the applicable billing cycle.

The following table depicts the disaggregation of revenue derived from contracts with customers to depict the nature, amount, timing, and uncertainty of revenue and cash flows:

	For the Year Ended December 31,
(Dollar amounts in thousands)	2024	2023
Noninterest Income
Service charges on deposit accounts:
Overdraft fees	$1,001	$995
ATM banking fees	1,899	1,928
Service charges and other fees	1,007	955
Loss on equity securities ⁽ª⁾	(9)	(161)
Loss on sale of other real estate owned ⁽ª⁾	-	(170)
Earnings on bank-owned life insurance ⁽ª⁾	930	823
Gain on sale of loans ⁽ª⁾	199	97
Revenue from investment services	916	743
Miscellaneous fee income	403	380
Gross rental income ⁽ª⁾	68	421
Other income	799	680
Total noninterest income	$7,213	$6,691

(a) Not within scope of ASC 606

3.	EARNINGS PER SHARE

The Company provides a dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the average shares outstanding. Diluted earnings per share adds the dilutive effects of restricted stock to average shares outstanding.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation for the year ended December 31:

	For the Twelve
	Months Ended
	December 31,
	2024	2023

Weighted-average common shares outstanding	9,947,420	9,925,689

Average treasury stock shares	(1,872,120)	(1,822,459)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	8,075,300	8,103,230

Additional common stock equivalents (stock options and restricted stock) used to calculate diluted earnings per share	10,798	22,783

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	8,086,098	8,126,013

Outstanding on December 31, 2024, were 109,831 shares of restricted stock, 99,033 shares of which were anti-dilutive.

Outstanding on December 31, 2023, were 78,573 shares of restricted stock, 55,790 shares of which were anti-dilutive.

When shares recognized as equity are repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented in the treasury share reserve. The reserve for the Company’s treasury shares comprises the cost of the Company’s shares held by the Company. As of December 31, 2024, the Company held 1,879,310 of the Company’s shares, which is an increase of 43,858 from the 1,835,452 shares held as of December 31, 2023.

4.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in accumulated other comprehensive income (loss) (“AOCI”) by component, net of tax:

(Dollars in thousands)	Unrealized (losses)/gains on securities available-for-sale
Balance at December 31, 2023	$(16,090)
Other comprehensive loss⁽ª⁾	(3,983)
Balance at December 31, 2024	$(20,073)

(Dollars in thousands)	Unrealized (losses)/gains on securities available-for-sale
Balance at December 31, 2022	$(22,144)
Other comprehensive income⁽ª⁾	6,054
Balance at December 31, 2023	$(16,090)

(a)	All amounts are net of tax.

There were no other reclassifications of amounts from AOCI for the years ended December 31, 2024, and 2023.

5.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. GAAP establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following levels:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:

Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are valued using other financial instruments, the parameters of which can be directly observed.

Level III:

Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

This hierarchy requires the use of observable market data when available.

The following tables present the assets measured at fair value on a recurring basis on the Consolidated Balance Sheet by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		December 31, 2024
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Subordinated debt	$-	$25,830	$6,639	$32,469
Obligations of states and political subdivisions	-	124,966	-	124,966
Mortgage-backed securities in government-sponsored entities	-	8,367	-	8,367
Total investment securities available for sale	-	159,163	6,639	165,802
Equity securities	753	-	-	753
Total	$753	$159,163	$6,639	$166,555

		December 31, 2023
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Subordinated debt	$-	$23,118	$8,801	$31,919
Obligations of states and political subdivisions	-	132,542	-	132,542
Mortgage-backed securities in government-sponsored entities	-	6,318	-	6,318
Total investment securities available for sale	-	161,978	8,801	170,779
Equity securities	814	-	-	814
Total	$814	$161,978	$8,801	$171,593

Investment Securities Available for Sale - An independent pricing service provides the Company fair values determined by pricing models using a market approach that considers observable market data, such as interest rate volatilities, benchmarked yield curve, credit spreads and prices from market makers and live trading systems (Level II). Level III securities are assets whose fair value cannot be determined by using observable measures. The inputs to the valuation methodology of these securities are unobservable and significant to the fair value measurement. Currently, this category includes certain subordinated debt investments that are valued based on the discounted cash flow approach assuming a yield curve of similarly structured instruments.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of specific financial instruments could result in a different estimate of fair value at the reporting date. Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments following the respective reporting dates may be different from the amounts reported at each period-end.

Equity Securities - Equity securities that are traded on a national securities exchange are valued at their last reported sales price as of the measurement date. Equity securities traded in the over-the-counter (“OTC”) markets and listed securities for which no sale was reported on that date are generally valued at their last reported “bid” price if held long, and last reported “ask” price if sold short. To the extent equity securities are actively traded and valuation adjustments are not applied, they are categorized in Level I of the fair value hierarchy.

The following table presents the fair value reconciliation of Level III assets measured at fair value on a recurring basis.

	Subordinated debt
(Dollar amounts in thousands)	December 31, 2024	December 31, 2023
Beginning of year	$8,801	$8,737
Purchases, sales, settlements:
Purchases	-	1,000
Transfers out of Level III (1)	(2,250)	(1,000)
Net change in unrealized loss on investment securities available-for-sale	88	64
End of year	$6,639	$8,801

(1)

Transfers between hierarchy levels are based on the availability of sufficient observable inputs to meet Level II versus Level III criteria. The level designation of each financial instrument is reassessed at the end of each period.

The following table presents the assets measured at fair value on a non-recurring basis on the Consolidated Balance Sheet by level within the fair value hierarchy.

		December 31, 2024
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a non-recurring basis:
Collateral-dependent loans	$-	$-	$3,321	$3,321

		December 31, 2023
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a non-recurring basis:
Collateral-dependent loans	$-	$-	$3,361	$3,361

Collateral-Dependent Loans – The Company has measured impairment on collateral-dependent individually analyzed loans generally based on the fair value of the loan’s collateral. Fair value is generally determined based on independent third-party appraisals of the properties. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. Additionally, management makes estimates about expected costs to sell the property, which are also included in the net realizable value. If the fair value of the collateral-dependent loan is less than the carrying amount of the loan, a specific reserve for the loan is made in the allowance for credit losses, or a charge-off is taken to reduce the loan to the fair value of the collateral (less estimated selling costs), and the loan is included in the above table as a Level III measurement in the period in which the adjustment is recorded. If the fair value of the collateral exceeds the carrying amount of the loan, then the loan is not included in the above table as it is not currently being carried at its fair value. The fair values in the preceding tables include selling costs of $968,000 and $843,000 on December 31, 2024, and 2023, respectively.

The following table presents additional quantitative information about assets measured at fair value on a non-recurring basis and for which the Company uses Level III inputs to determine fair value:

	Quantitative Information about Level III Fair Value Measurements
(Dollar amounts in thousands)
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2024
Collateral-dependent loans	$3,321	Appraisal of collateral (1)	Appraisal adjustments (2)	0 - 23.9% (23.9%)

	Quantitative Information about Level III Fair Value Measurements
(Dollar amounts in thousands)
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2023
Collateral-dependent loans	$3,361	Appraisal of collateral (1)	Appraisal adjustments (2)	20.1%

(1)

Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level III inputs that are not identifiable, less any associated allowance.

(2)

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

The estimated fair value of the Company’s financial instruments not recorded at fair value on a recurring basis is as follows:

	December 31, 2024
	Carrying				Total
	Value	Level I	Level II	Level III	Fair Value
(Dollar amounts in thousands)
Financial assets:
Net loans	$1,497,167	$-	$-	$1,462,650	$1,462,650
Mortgage servicing rights	1,497	-	-	2,522	2,522

Financial liabilities:
Non-maturing deposits	$1,197,989	$1,197,989	$-	$-	$1,197,989
Time deposits	247,704	-	-	245,999	245,999
Other borrowings	11,660	-	-	11,660	11,660

	December 31, 2023
	Carrying				Total
	Value	Level I	Level II	Level III	Fair Value
(Dollar amounts in thousands)
Financial assets:
Net loans	$1,456,437	$-	$-	$1,370,657	$1,370,657
Mortgage servicing rights	1,636	-	-	2,781	2,781

Financial liabilities:
Non-maturing deposits	$1,092,287	$1,092,287	$-	$-	$1,092,287
Time deposits	334,315	-	-	331,638	331,638
Other borrowings	11,862	-	-	11,862	11,862

Included within other borrowings is an $8.2 million note payable, which matures in December 2037. These borrowings were used to form a special purpose entity to issue $8.0 million of floating rate, obligated mandatorily redeemable securities. The rate adjusts quarterly, equal to SOFR plus 1.67%. The borrowing is a floating rate instrument, and any difference between the cost and fair value is insignificant.

In addition to the financial instruments included in the above tables, cash and cash equivalents, bank-owned life insurance, Federal Home Loan Bank (the “FHLB”) stock, other investments, accrued interest receivable, Federal Home Loan Bank advances, finance lease liabilities, and accrued interest payable, are carried at cost, which approximates the fair value of the instruments.

6.	INVESTMENT AND EQUITY SECURITIES

The amortized cost and fair values of investment securities available for sale are as follows:

	December 31, 2024
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollar amounts in thousands)	Cost (a)	Gains	Losses	Value

Subordinated debt	$34,300	$67	$(1,898)	$32,469
Obligations of states and political subdivisions:
Tax-exempt	147,767	4	(22,805)	124,966
Mortgage-backed securities in government-sponsored entities	9,144	1	(778)	8,367
Total	$191,211	$72	$(25,481)	$165,802

(a)	Accrued interest of $1.5 million is excluded from amortized cost and presented in "accrued interest receivable and other assets" on the Consolidated Balance Sheet.

	December 31, 2023
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollar amounts in thousands)	Cost (a)	Gains	Losses	Value

Subordinated debt	$34,300	$70	$(2,451)	$31,919
Obligations of states and political subdivisions:
Tax-exempt	149,881	153	(17,492)	132,542
Mortgage-backed securities in government-sponsored entities	6,965	-	(647)	6,318
Total	$191,146	$223	$(20,590)	$170,779

(a)	Accrued interest of $1.6 million is excluded from amortized cost and presented in "accrued interest receivable and other assets" on the Consolidated Balance Sheet.

The amortized cost and fair value of investment securities at December 31, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
(Dollar amounts in thousands)	Cost	Value

Due in one year or less	$590	$590
Due after one year through five years	6,177	5,991
Due after five years through ten years	57,369	54,247
Due after ten years	127,075	104,974
Total	$191,211	$165,802

There were no investment securities sold during the years ended December 31, 2024 and 2023.

Investment securities with an approximate carrying value of $112.1 million and $118.8 million on December 31, 2024, and 2023, respectively, were pledged to secure deposits and for other purposes as required by law.

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	December 31, 2024
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollar amounts in thousands)	Value	Losses	Value	Losses	Value	Losses

Subordinated debt	$10,632	$(368)	$20,770	$(1,530)	$31,402	$(1,898)
Obligations of states and political subdivisions:
Tax-exempt	15,456	(487)	102,484	(22,318)	117,940	(22,805)
Mortgage-backed securities in government-sponsored entities	1,986	(49)	5,118	(729)	7,104	(778)
Total	$28,074	$(904)	$128,372	$(24,577)	$156,446	$(25,481)

	December 31, 2023
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollar amounts in thousands)	Value	Losses	Value	Losses	Value	Losses

Subordinated debt	$994	$(6)	$29,356	$(2,445)	$30,350	$(2,451)
Obligations of states and political subdivisions:
Tax-exempt	1,386	(10)	106,078	(17,482)	107,464	(17,492)
Mortgage-backed securities in government-sponsored entities	195	(1)	6,122	(646)	6,317	(647)
Total	$2,575	$(17)	$141,556	$(20,573)	$144,131	$(20,590)

Every quarter, the Company evaluates investment securities with unrealized losses to determine if the decline in fair value has resulted from credit losses or other factors. There were 39 securities in an unrealized loss position for less than twelve months and 163 securities in an unrealized loss position for twelve months or greater on December 31, 2024. Unrealized losses on investment securities available for sale have not been recognized into income because we do not intend to sell and it is more likely than not that we will not be required to sell any of the securities in an unrealized loss position before recovery of their amortized cost. The unrealized losses on investment securities were attributable to changes in interest rates and not related to the credit quality of these issuers. As of December 31, 2024 and 2023, no ACL was required on investment securities available for sale.

Other investments, which primarily represents equity securities, totaled $855,000 and $955,000 at December 31, 2024 and 2023, respectively. The Company recognized a net loss on other investments of $9,000 and $161,000 for the years ended December 31, 2024 and 2023, respectively. Other investments sold during 2024 resulted in the recognition of gains totaling $71,000. No other investments were sold during 2023.

7.	LOANS AND RELATED ALLOWANCE FOR CREDIT LOSSES

The following table summarizes the loan portfolio by primary segment and class of financial receivable (in thousands):

	December 31,	December 31,
	2024 ⁽¹⁾⁽²⁾	2023 ⁽¹⁾⁽²⁾

Commercial real estate:
Owner occupied	$181,447	$183,545
Non-owner occupied	412,291	401,580
Multifamily	89,849	82,506
Residential real estate	353,442	328,854
Commercial and industrial	229,034	221,508
Home equity lines of credit	143,379	127,818
Construction and other	103,608	125,105
Consumer installment	6,564	7,214
Total loans	1,519,614	1,478,130
Less: Allowance for credit losses	(22,447)	(21,693)
Net loans	$1,497,167	$1,456,437

(1)

Accrued interest of $5.5 million and $5.5 million at December 31, 2024 and December 31, 2023, respectively, is excluded from amortized cost and presented in "accrued interest receivable and other assets" on the Consolidated Balance Sheets.

(2)	Unearned income, including net deferred loan fees and costs and unamortized premiums and discounts, totaled $8.2 million and $9.2 million at December 31, 2024 and 2023, respectively.

Allowance for Credit Losses: Loans

On January 1, 2023, the Company adopted ASU 2016-13. This methodology for calculating the allowance for credit losses considers the possibility of expected loss over the life of the loan. It also considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each loan. To develop the ACL estimate under the current expected loss model, the Company segments the loan portfolio into loan pools based on loan type and similar credit risk elements. An ACL is maintained to absorb losses from the loan portfolio. The ACL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of nonperforming loans.

Management reviews the loan portfolio quarterly using a defined, consistently applied process to make appropriate and timely adjustments to the ACL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ACL.

The following tables summarize the ACL within the primary segments of the loan portfolio and the activity within those segments (in thousands):

	For the Twelve Months Ended December 31, 2024
	Allowance for Credit Losses
	Balance				Balance
	December 31, 2023	Charge-offs	Recoveries	Provision	December 31, 2024
Loans:
Commercial real estate:
Owner occupied	$2,668	$(45)	$11	$(534)	$2,100
Non-owner occupied	4,480	(1,341)	-	5,225	8,364
Multifamily	1,796	-	-	(486)	1,310
Residential real estate	5,450	-	-	(214)	5,236
Commercial and industrial	4,377	(215)	55	(1,790)	2,427
Home equity lines of credit	750	(7)	1	153	897
Construction and other	1,990	-	-	62	2,052
Consumer installment	182	(38)	143	(226)	61
Total	$21,693	$(1,646)	$210	$2,190	$22,447

	For the Twelve Months Ended December 31, 2023
	Allowance for Credit Losses
	Balance	CECL				Balance
	December 31, 2022	Adoption	Charge-offs	Recoveries	Provision	December 31, 2023
Loans:
Commercial real estate:
Owner occupied	$2,203	$811	$(46)	$5	$(305)	$2,668
Non-owner occupied	5,597	(1,206)	-	-	89	4,480
Multifamily	662	591	-	-	543	1,796
Residential real estate	2,047	2,744	(108)	13	754	5,450
Commercial and industrial	1,483	2,320	(85)	38	621	4,377
Home equity lines of credit	1,753	(1,031)	-	70	(42)	750
Construction and other	609	956	-	-	425	1,990
Consumer installment	84	197	(63)	207	(243)	182
Total	$14,438	$5,382	$(302)	$333	$1,842	$21,693

The total ACL increased by $754,000, or 3.5%, from December 31, 2023 to December 31, 2024. The increase was driven by portfolio activity and the economic outlook, which was partially driven by a change in data inputs. For 2024, the Bank utilized unemployment rate data from Federal Open Market Committee ("FOMC") within the model to forecast credit losses in the portfolio, while Moody’s September 2023 consensus information, which takes into account the national housing price index and national unemployment rates, was used forecast credit losses during 2023. The change was due, in part, to the change from using state specific economic data as inputs in the 2023 assessments to using national economic data inputs in the 2024 assessments. It was determined that national data inputs are more representative of the Bank’s loan portfolio, including historical loss rates. The noted changes to data sources in 2024 within the model and in the application of qualitative adjustments resulted in an increase or decrease to loss rates when applied to each pool. To the extent that credit risk is not fully identified within the forecasts, management has made qualitative adjustments to the ACL balance. Refer to Note 1 – Summary of Significant Accounting Policies for additional information on the Bank’s methodology for estimating the ACL.

The fluctuation in the ACL during the year ended December 31, 2024, can also be attributed to the following:

•	increase in ACL for non-owner occupied CRE loans is due to increases in outstanding balances and an increase in loss rates utilized in 2024.
•	decrease in ACL for owner occupied CRE loans is due to a decrease in outstanding balances.
•	decrease in ACL for multifamily loans is due to a decrease in loss rates utilized in 2024.
•	decrease in ACL for commercial and industrial loans is due to a decrease in loss rates utilized in 2024.

The provision fluctuations during the year ended December 31, 2023, can be attributed to:

•	increase in ACL for residential, commercial and industrial, and construction loans are due to increases in outstanding balances.
•	decrease in ACL for owner occupied CRE loans and home equity lines of credit are due to a decrease in outstanding balances.

Credit Quality Indicators

Management evaluates individual loans in all of the commercial segments for possible impairment based on guidelines established by the Board of Directors. Loans are individually analyzed when, based on current information and events, the Company will probably be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in evaluating credit loss include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall concerning the principal and interest owed. The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made quarterly.

Management uses a nine-point internal risk-rating system to monitor the credit quality of the overall loan portfolio. The first five categories are considered not criticized and are aggregated as Pass rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but have potential weaknesses, resulting in undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard. A loan categorized as Doubtful contains all of the weaknesses as a Substandard loan with the added characteristic that the weaknesses are so pronounced that the collection or liquidation in full of both principal and interest is highly questionable or improbable. Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as payment delinquency, bankruptcy, repossession, or death, occurs to raise awareness of a possible credit quality loss. The Company’s Commercial Loan Officers are responsible for the timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis. The Credit Department performs an annual review of all commercial relationships with loan balances of $750,000 or greater. Detailed reviews, including plans for resolution, are performed on criticized loans of $150,000 or more on at least a quarterly basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.

The following table represents outstanding loan balances by credit quality indicators and vintage year by class of financing receivable and current period gross charge-offs by year of origination as of December 31, 2024:

December 31, 2024
Term Loans Amortized Cost Basis by Origination Year							Revolving Amortized
(Dollar amounts in thousands)	2024	2023	2022	2021	2020	Prior	Cost Basis	Total
Commercial real estate:
Owner occupied
Pass	$12,424	$20,265	$33,389	$39,025	$25,532	$39,393	$4,394	$174,422
Special Mention	-	-	-	389	-	772	-	1,161
Substandard	974	-	4,535	-	-	355	-	5,864
Total Owner occupied	$13,398	$20,265	$37,924	$39,414	$25,532	$40,520	$4,394	$181,447
Current-period gross charge-offs	$-	$-	$-	$-	$-	$45	$-	$45
Non-owner occupied
Pass	$7,542	$63,559	$96,624	$49,009	$20,230	$133,530	$905	$371,399
Special Mention	-	-	2,506	-	-	2,002	-	4,508
Substandard	-	-	3,719	635	-	32,030	-	36,384
Total Non-owner occupied	$7,542	$63,559	$102,849	$49,644	$20,230	$167,562	$905	$412,291
Current-period gross charge-offs	$-	$-	$-	$-	$-	$1,341	$-	$1,341
Multifamily
Pass	$2,930	$36,113	$21,978	$7,437	$10,057	$11,324	$10	$89,849
Total Multifamily	$2,930	$36,113	$21,978	$7,437	$10,057	$11,324	$10	$89,849
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Residential real estate
Pass	$45,347	$50,820	$61,963	$69,982	$36,067	$86,492	$291	$350,962
Substandard	34	169	115	635	-	1,527	-	2,480
Total Residential real estate	$45,381	$50,989	$62,078	$70,617	$36,067	$88,019	$291	$353,442
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Commercial and industrial
Pass	$48,654	$33,860	$31,305	$13,512	$18,864	$4,888	$74,169	$225,252
Special Mention	2,263	-	-	-	-	-	832	3,095
Substandard	214	10	-	-	305	84	74	687
Total Commercial and industrial	$51,131	$33,870	$31,305	$13,512	$19,169	$4,972	$75,075	$229,034
Current-period gross charge-offs	$-	$180	$23	$12	$-	$-	$-	$215
Home equity lines of credit
Pass	$244	$-	$166	$183	$133	$2,041	$139,214	$141,981
Substandard	-	68	150	-	34	493	653	1,398
Total Home equity lines of credit	$244	$68	$316	$183	$167	$2,534	$139,867	$143,379
Current-period gross charge-offs	$-	$-	$-	$-	$-	$7	$-	$7
Construction and other
Pass	$31,361	$48,177	$2,418	$1,223	$506	$1,368	$14,909	$99,962
Special Mention	-	-	834	-	-	221	-	1,055
Substandard	-	493	-	-	-	1,171	927	2,591
Total Construction and other	$31,361	$48,670	$3,252	$1,223	$506	$2,760	$15,836	$103,608
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Consumer installment
Pass	$1,539	$1,047	$381	$112	$36	$3,284	$-	$6,399
Substandard	-	-	3	-	-	162	-	165
Total Consumer installment	$1,539	$1,047	$384	$112	$36	$3,446	$-	$6,564
Current-period gross charge-offs	$-	$-	$2	$6	$-	$30	$-	$38
Total Loans	$153,526	$254,581	$260,086	$182,142	$111,764	$321,137	$236,378	$1,519,614

Total Loans Summary
Pass	$150,041	$253,841	$248,224	$180,483	$111,425	$282,320	$233,892	$1,460,226
Special Mention	2,263	-	3,340	389	-	2,995	832	9,819
Substandard	1,222	740	8,522	1,270	339	35,822	1,654	49,569
Total Loans	$153,526	$254,581	$260,086	$182,142	$111,764	$321,137	$236,378	$1,519,614

The following table represents outstanding loan balances by credit quality indicators and vintage year by class of financing receivable and current period gross charge-offs by year of origination as of December 31, 2023:

December 31, 2023
Term Loans Amortized Cost Basis by Origination Year							Revolving Amortized
(Dollar amounts in thousands)	2023	2022	2021	2020	2019	Prior	Cost Basis	Total
Commercial real estate:
Owner occupied
Pass	$14,634	$34,850	$41,609	$25,040	$12,304	$41,976	$2,662	$173,075
Special Mention	-	2,271	-	-	13	799	-	3,083
Substandard	-	2,356	-	1,559	146	3,326	-	7,387
Total Owner occupied	$14,634	$39,477	$41,609	$26,599	$12,463	$46,101	$2,662	$183,545
Current-period gross charge-offs	$-	$-	$-	$-	$-	$46	$-	$46
Non-owner occupied
Pass	$43,393	$95,098	$40,959	$22,707	$32,405	$127,469	$504	$362,535
Special Mention	-	2,508	-	-	-	2,197	-	4,705
Substandard	-	-	-	-	5,237	24,569	-	29,806
Doubtful	-	-	647	-	3,887	-	-	4,534
Total Non-owner occupied	$43,393	$97,606	$41,606	$22,707	$41,529	$154,235	$504	$401,580
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Multifamily
Pass	$29,218	$25,776	$4,267	$10,453	$1,391	$11,231	$104	$82,440
Substandard	-	-	-	-	-	66	-	66
Total Multifamily	$29,218	$25,776	$4,267	$10,453	$1,391	$11,297	$104	$82,506
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Residential real estate
Pass	$50,086	$56,180	$78,909	$39,476	$19,418	$82,441	$672	$327,182
Substandard	-	127	210	-	24	1,311	-	1,672
Total Residential real estate	$50,086	$56,307	$79,119	$39,476	$19,442	$83,752	$672	$328,854
Current-period gross charge-offs	$-	$-	$-	$-	$-	$108	$-	$108
Commercial and industrial
Pass	$46,918	$43,494	$17,909	$25,143	$2,741	$6,533	$66,842	$209,580
Special Mention	-	-	-	-	-	-	184	184
Substandard	13	15	-	353	124	876	10,367	11,748
Loss	-	-	-	-	-	(4)	-	(4)
Total Commercial and industrial	$46,931	$43,509	$17,909	$25,496	$2,865	$7,405	$77,393	$221,508
Current-period gross charge-offs	$-	$-	$75	$-	$6	$4	$-	$85
Home equity lines of credit
Pass	$-	$126	$-	$16	$63	$2,097	$124,001	$126,303
Substandard	-	105	-	36	29	583	762	1,515
Total Home equity lines of credit	$-	$231	$-	$52	$92	$2,680	$124,763	$127,818
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Construction and other
Pass	$55,528	$23,059	$20,246	$1,777	$5,609	$851	$9,152	$116,222
Special Mention	-	3,573	2,371	-	265	-	-	6,209
Substandard	-	-	420	-	1,770	-	484	2,674
Total Construction and other	$55,528	$26,632	$23,037	$1,777	$7,644	$851	$9,636	$125,105
Current-period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-
Consumer installment
Pass	$1,810	$1,088	$324	$89	$74	$3,669	$-	$7,054
Substandard	-	7	-	-	-	153	-	160
Total Consumer installment	$1,810	$1,095	$324	$89	$74	$3,822	$-	$7,214
Current-period gross charge-offs	$-	$25	$-	$-	$-	$38	$-	$63
Total Loans	$241,600	$290,633	$207,871	$126,649	$85,500	$310,143	$215,734	$1,478,130

Total Loans Summary
Pass	$241,587	$279,671	$204,223	$124,701	$74,005	$276,267	$203,937	$1,404,391
Special Mention	-	8,352	2,371	-	278	2,996	184	14,181
Substandard	13	2,610	630	1,948	7,330	30,884	11,613	55,028
Doubtful	-	-	647	-	3,887	-	-	4,534
Loss	-	-	-	-	-	(4)	-	(4)
Total Loans	$241,600	$290,633	$207,871	$126,649	$85,500	$310,143	$215,734	$1,478,130

Collateral-dependent Loans

The following table presents individually analyzed and collateral-dependent loans by classes of loan type as of December 31, 2024:

	December 31, 2024
	Type of Collateral
(Dollar amounts in thousands)	Real Estate	Blanket Lien	Investment/Cash	Other	Total
Commercial real estate:
Owner occupied	$3,198	$-	$-	$-	$3,198
Non-owner occupied	24,881	-	-	-	24,881
Residential real estate	617	-	-	-	617
Commercial and industrial	214	-	-	-	214
Construction and other	493	-	-	-	493
Total	$29,403	$-	$-	$-	$29,403

The following table presents individually analyzed and collateral-dependent loans by classes of loan type as of December 31, 2023:

	December 31, 2023
	Type of Collateral
(Dollar amounts in thousands)	Real Estate	Blanket Lien	Investment/Cash	Other	Total
Commercial real estate:
Non-owner occupied	$8,150	$-	$-	$-	$8,150
Total	$8,150	$-	$-	$-	$8,150

Nonperforming and Past Due Loans

The following table present the aging of the recorded investment in past-due loans by class of loans (in thousands) as of December 31, 2024:

		30-59 Days	60-89 Days	90 Days+	Total	Total
December 31, 2024	Current	Past Due	Past Due	Past Due	Past Due	Loans

Commercial real estate:
Owner occupied	$180,752	$513	$122	$60	$695	$181,447
Non-owner occupied	402,942	1,355	-	8,012	9,367	412,291
Multifamily	89,756	93	-	-	93	89,849
Residential real estate	349,645	2,216	562	1,019	3,797	353,442
Commercial and industrial	226,669	81	2,284	-	2,365	229,034
Home equity lines of credit	142,484	366	102	427	895	143,379
Construction and other	103,115	-	-	493	493	103,608
Consumer installment	6,479	41	44	-	85	6,564
Total	$1,501,824	$4,665	$3,114	$10,011	$17,790	$1,519,614

The following table present the aging of the recorded investment in past-due loans by class of loans (in thousands) as of December 31, 2023:

		30-59 Days	60-89 Days	90 Days+	Total	Total
December 31, 2023	Current	Past Due	Past Due	Past Due	Past Due	Loans

Commercial real estate:
Owner occupied	$183,242	$197	$-	$106	$303	$183,545
Non-owner occupied	397,964	3,616	-	-	3,616	401,580
Multifamily	82,440	-	-	66	66	82,506
Residential real estate	326,224	1,366	1,010	254	2,630	328,854
Commercial and industrial	221,304	-	146	58	204	221,508
Home equity lines of credit	126,894	447	180	297	924	127,818
Construction and other	125,040	65	-	-	65	125,105
Consumer installment	7,138	69	-	7	76	7,214
Total	$1,470,246	$5,760	$1,336	$788	$7,884	$1,478,130

The following tables present the recorded investment in nonaccrual loans and loans 90 and greater days past due and still on accrual by class of loans:

	December 31, 2024
	Nonaccrual	Nonaccrual		Loans Past
(Dollar amounts in thousands)	with no	with	Total	Due Over 90 Days	Total
	ACL	ACL	Nonaccrual	Still Accruing	Nonperforming
Commercial real estate:
Owner occupied	$974	$301	$1,275	$-	$1,275
Non-owner occupied	21,265	3,616	24,881	-	24,881
Residential real estate	617	1,377	1,994	-	1,994
Commercial and industrial	-	159	159	-	159
Home equity lines of credit	-	1,017	1,017	-	1,017
Construction and other	-	493	493	-	493
Consumer installment	162	3	165	-	165
Total	$23,018	$6,966	$29,984	$-	$29,984

	December 31, 2023
	Nonaccrual	Nonaccrual		Loans Past
(Dollar amounts in thousands)	with no	with	Total	Due Over 90 Days	Total
	ACL	ACL	Nonaccrual	Still Accruing	Nonperforming
Commercial real estate:
Owner occupied	$-	$252	$252	$-	$252
Non-owner occupied	4,534	3,616	8,150	-	8,150
Multifamily	-	66	66	-	66
Residential real estate	-	1,170	1,170	-	1,170
Commercial and industrial	-	223	223	-	223
Home equity lines of credit	-	856	856	-	856
Construction and other	-	-	-	-	-
Consumer installment	153	7	160	-	160
Total	$4,687	$6,190	$10,877	$-	$10,877

Interest income that would have been recorded had these loans not been placed on nonaccrual status was $2.3 million and $689,000 for the years ended December 31, 2024 and 2023, respectively.

Modifications to Borrowers Experiencing Financial Difficulty

Effective January 1, 2023, the Company implemented ASU 2022-02, which eliminated the recognition and measure of troubled debt restructurings and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty. The Bank may modify the contractual terms of a loan to a borrower experiencing financial difficulty to mitigate the risk of loss. Such modifications may include a term extension, interest rate reduction, significant payment deferral, other modifications, or a combination of modification types. In general, any delay in payment of greater than 90 days in the last 12 months is considered to be a significant payment deferral.

The table below details the amortized cost basis of the loans modified to borrowings experiencing financial difficulty, disaggregated by class of loans and type of concessions granted, and the financial effect of the modifications:

	December 31, 2024
	Modifications
			Payment	Interest Rate	Interest Rate		Percentage of
			Deferral	Reduction	Reduction		Total Loans
	Payment	Term	and Term	and Term	and Principal		Held for
	Deferral	Extension	Extension	Past Due	Forgiveness	Total	Investment

Commercial real estate:
Non-owner occupied	$-	$8,414	$13,151	$-	$-	$21,565	1.4%
Multifamily	-	707	-	-	-	707	4.7%
Total	$-	$9,121	$13,151	$-	$-	$22,272	1.5%

	December 31, 2023
	Modifications
			Payment	Interest Rate	Interest Rate		Percentage of
			Deferral	Reduction	Reduction		Total Loans
	Payment	Term	and Term	and Term	and Principal		Held for
	Deferral	Extension	Extension	Past Due	Forgiveness	Total	Investment

Commercial real estate:
Non-owner occupied	$-	$145	$2,507	$-	$-	$2,652	0.2%
Residential real estate	-	19,074	-	-	-	19,074	1.4%
Commercial and industrial	-	83	-	-	-	83	0.0%
Consumer installment	-	8	-	-	-	8	0.0%
Total	$-	$19,310	$2,507	$-	$-	$21,817	1.6%

As of December 31, 2024, the Bank had no commitments to lend additional funds on modified loans. As of December 31, 2024 and 2023, the Bank did not have any loans that were modified for borrowers experiencing financial difficulty and subsequently defaulted. Payment default is defined as movement to nonperforming status, foreclosure or charge-off, whichever occurs first.

Allowance for Credit Losses: Unfunded Commitments

Upon adoption of ASU 2016-13 on January 1, 2023, the Company recorded a separate ACL for unfunded commitments using a methodology that is inherently similar to the methodology used for calculating the ACL for loans. The liability for credit losses on these exposures is $1.6 million and $1.8 million as of December 31, 2024 and 2023, respectively, and included in “accrued interest payable and other liabilities” on the Consolidated Balance Sheet. The provision for credit loss associated with the liability for unfunded commitments amounted to a recovery of credit losses of $182,000 for the year ended December 31, 2024, and a provision for credit losses of $1.8 million for the year ended December 31, 2023.

8.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment at December 31 are as follows:

(Dollar amounts in thousands)	2024	2023

Land and land improvements	$4,896	$4,896
Building and leasehold improvements	21,190	21,014
Furniture, fixtures, and equipment	10,564	10,104
Financing right-of-use assets	4,990	4,990
Construction in process	139	-
Total premises and equipment	41,779	41,004
Less accumulated depreciation and amortization	21,214	19,665

Total premises and equipment, net	$20,565	$21,339

Depreciation and amortization expense charged to operations was $1.6 million in 2024 and $1.7 million in 2023.  The expense includes amortization of financing right-of-use assets.

9.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

Our annual goodwill impairment testing is performed as of October 1 each year, or more frequently as events occur or circumstances change that would more likely than not reduce the fair value of the Company below its carrying amount. The Company conducted a qualitative test as of October 1, 2024 through the evaluation of numerous factors such as economic trends, market and industry considerations, financial performance, and internal events.

(Dollar amount in thousands)
Balance at December 31, 2022	$31,735
Measurement period adjustment	4,621
Balance at December 31, 2023	36,356
Balance at December 31, 2024	$36,356

Core Deposit Intangible

The carrying amount of the core deposit intangible was $5.6 million and $6.6 million for the years ended December 31, 2024, and 2023, respectively. Core deposit accumulated amortization was $4.2 million and $3.2 million for the years ended December 31, 2024, and 2023. Amortization expense totaled $1.0 million and $1.1 million in 2024 and 2023, respectively. Core deposit intangible assets are amortized to their estimated residual values over their expected useful lives, commonly ten years. The estimated aggregate future amortization expense for core deposit intangible assets as of December 31, 2024, is as follows:

(Dollar amounts in thousands)
Remaining	2025	$998
	2026	968
	2027	691
	2028	665
	2029	582
	Thereafter	1,707
	Total	$5,611

Mortgage Servicing Rights

We originate and periodically sell residential mortgage loans but continue to service those loans for the buyers. We record a servicing asset if we retain the right to service loans in exchange for servicing fees that exceed the going market servicing rate and are considered more than adequate compensation for servicing. Activity for mortgage servicing rights follows:

(Dollar amounts in thousands)	2024	2023

Beginning of year	$1,636	$2,072
Servicing retained from loan sales	58	60
Amortization	(197)	(496)

End of year	$1,497	$1,636

10.	DEPOSITS

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 as of December 31, 2024, and 2023 were $56.6 million and $117.6 million, respectively.

Scheduled maturities of all time deposits as of December 31, 2024, are as follows:

(Dollar amounts in thousands)
2025	$208,881
2026	7,877
2027	28,055
2028	1,883
2029	1,008
Total	$247,704

11.	SHORT-TERM BORROWINGS

For the years ended December 31, 2024 and 2023, short-term borrowings consisted of Federal Home Loan advances. Outstanding balances and related information on short-term borrowings are summarized as follows:

	2024	2023
(Dollar amounts in thousands)
Balance at year-end	$172,400	$163,000
Average balance outstanding	$122,506	$101,088
Maximum month-end balance	$172,400	$163,000
Weighted-average rate at year-end	4.42%	5.47%
Weighted-average rate during the year	5.40%	5.33%

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

The Company maintains a $6.0 million line of credit and a $10.0 million line of credit with other financial institutions. Both lines of credit have an adjustable rate based on the time of borrowings. On December 31, 2024, and 2023, there were no outstanding borrowings under these lines of credit. The additional borrowing capacity on FHLB advances was $381.7 million and $430.1 million on December 31, 2024, and 2023, respectively.

Under the terms of a blanket agreement, FHLB borrowings are secured by certain qualifying assets of the Company, which consist principally of first mortgage loans or mortgage-backed securities.

12.	OTHER BORROWINGS

Other borrowings for the years ended December 31, consist of the following:

(Dollar amounts in thousands)
Description	2024	2023
Finance lease liabilities	$3,412	$3,614
Junior subordinated debt	8,248	8,248

Total	$11,660	$11,862

The Company formed a special purpose entity (“Entity”) to issue $8.0 million of floating rate, obligated mandatorily redeemable securities, and $248,000 in common securities as part of a pooled offering. The rate adjusts quarterly, equal to SOFR plus 1.67%. The debt had a weighted-average interest rate of 7.23% at December 31, 2024, and 7.16% at December 31, 2023. The Entity may redeem them at face value in whole or in part. The Company borrowed the issuance proceeds from the Entity in December 2006 in the form of an $8.2 million note payable, which matures in December 2037.  There are no principal payments scheduled within the next five years.

The Bank has a $25.0 million irrevocable Standby Letter of Credit Agreement with the FHLB outstanding at December 31, 2024. This letter of credit is issued to secure municipal deposit accounts as required by law. The amount of funds available from the FHLB to the Bank is reduced by any letters of credit outstanding.

See Note 15, Commitments and Contingent Liabilities, for additional information on the Company's finance lease liabilities.

13.	INCOME TAXES

The provision for federal income taxes for the years ended December 31 consists of:

(Dollar amounts in thousands)	2024	2023

Current payable	$2,627	$4,092
Deferred	198	(705)

Total provision	$2,825	$3,387

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollar amounts in thousands)	2024	2023

Deferred tax assets:
Allowance for credit losses	$4,714	$4,469
Supplemental retirement plan	839	959
Investment security basis adjustment	18	18
Nonaccrual interest income	533	387
Accrued compensation	443	494
Deferred origination fees, net	-	878
Net unrealized loss on AFS securities	5,336	4,277
Lease liability	802	111
Acquisition fair value adjustments	64	77
Other	394	374
Gross deferred tax assets	13,143	12,044

Deferred tax liabilities:
Premises and equipment	1,041	961
Deferred origination fees, net	268	-
Net unrealized gain on equity securities	19	27
FHLB stock dividends	64	115
Intangibles	478	478
Mortgage servicing rights	314	344
Right of use assets	758	843
Other	103	39
Gross deferred tax liabilities	3,045	2,807

Net deferred tax assets	$10,098	$9,237

No valuation allowance was established on December 31, 2024, and 2023, in view of the Company’s tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The reconciliation between the federal statutory rate and the Company’s effective consolidated income tax rate for the years ended December 31, is as follows:

	2024		2023
		% of		% of
		Pretax		Pretax
(Dollar amounts in thousands)	Amount	Income	Amount	Income

Provision at statutory rate	$3,852	21.0%	$4,358	21.0%
Tax-exempt income	(1,088)	(5.9)%	(1,044)	(5.0)%
Nondeductible interest expense	42	0.2%	22	0.1%
Other	19	0.1%	51	0.1%
Actual tax expense and effective rate	$2,825	15.4%	$3,387	16.2%

ASC 740-10 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

At December 31, 2024 and 2023, the Company had no ASC 740-10 unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to significantly increase within the next 12 months. The Company recognizes interest and penalties on unrecognized tax benefits as a component of other expense.

The Company and the Bank are subject to U.S. federal income tax as well as an income tax in the state of Florida, and the Bank is subject to a capital-based franchise tax in the state of Ohio. The Company and the Bank are no longer subject to examination by taxing authorities for years before December 31, 2021.

14. EMPLOYEE BENEFITS

Employee Retirement Plan

The Bank maintains section 401(k) employee savings and investment plan for all full-time employees and officers of the Bank who are at least 21 years of age. The Bank’s contributions to the plan are based on 66% matching of voluntary contributions up to 6% of compensation for the years ended December 31, 2024, and 2023. The plan also permits the Bank to make a discretionary annual profit-sharing contribution to eligible employees. Employee contributions are vested at all times, and MBC contributions are fully vested after six years beginning at the second year in 20% increments. Matching contributions for 2024 and 2023 amounted to $520,000 and $641,000, respectively. The Bank did not make any profit-sharing contributions during 2024 or 2023. Effective January 1, 2025, the plan was revised to adjust the vesting schedule whereby MBC contributions will be fully vested after five years beginning at the first year in 20% increments.

Executive Deferred Compensation Plans

The Company maintains executive deferred compensation plans to provide post-retirement payments to members of senior management. The plan agreements are noncontributory, defined contribution arrangements that provide supplemental retirement income benefits to several officers, with contributions made solely by the Bank. Accrued executive deferred compensation amounted to $3.5 million and $3.8 million as of December 31, 2024, and 2023, respectively. During 2024, the Company recognized a net reduction in nonqualified deferred compensation expense resulting in a benefit of $91,000. The decrease in expense reflects the number of participants in the payout phase exceeding currently eligible participants. During 2023, the Company recognized nonqualified deferred compensation expense of $437,000 to the plans.

Stock Option and Restricted Stock Plan

In 2017, the Company adopted the 2017 Omnibus Equity Plan (the “2017 Plan”) for granting incentive stock options, nonqualified stock options, restricted stock, and other equity awards to key officers and employees and nonemployee directors of the Company. A total of 448,000 shares of common stock were reserved for issuance under the 2017 Plan, which expires ten years from the date of board approval of the plan. The per-share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted. The remaining available shares that can be issued under the 2017 Plan were 352,063 as of December 31, 2024.

There was no stock option activity during the years ended December 31, 2024, or 2023

During 2024 and 2023, the Compensation Committee of the Company's Board of Directors granted awards of restricted stock for an aggregate amount of 70,538 and 36,173 shares, respectively, to certain employees of the Bank. The number of restricted stock shares earned or settled will depend on specific conditions and are also subject to service period-based vesting. The award recipient must maintain service with Middlefield Banc Corp. and its affiliates during the service period defined in the award to satisfy the service condition.

Awards of restricted stock are granted annually in a variety of forms:

●	Time-lapsed restricted stock units payable in stock or cash at the option of the employee, which generally vest at the end of the three-year vesting period
●	Time-lapsed restricted stock units payable in stock, which vest at the end of the three-year performance cycle
●

Performance units payable in stock, which vest at the end of the three-year performance cycle and will not vest unless the Company attains defined performance levels (external market and internal performance conditions) and the service condition is met

The following table presents the activity during 2024 related to awards of restricted stock:

	Vesting contingent on service conditions - payable in stock or cash		Vesting contingent on service conditions - payable in stock		Vesting contingent on performance and service conditions - payable in stock
	Number of nonvested shares	Weighted-average grant-date fair value	Number of nonvested shares	Weighted-average grant-date fair value	Number of nonvested shares	Weighted-average grant-date fair value

Nonvested at January 1, 2024	78,573	$25.95	-	$-	-	$-
Granted	-	-	26,417	24.02	44,121	22.35
Vested	(19,745)	23.62	-	-	-	-
Forfeited	(24,829)	20.07	-	-	-	-
Nonvested at December 31, 2024	33,999	$26.93	26,417	$24.02	44,121	$22.35

The gross compensation expense recognized for all outstanding awards was $714,000 and $391,000 for the years ended 2024 and 2023, respectively. The income tax benefit recognized in the income statement for these plans was $150,000 and $82,000 for the years ended 2024 and 2023, respectively. The liability for the restricted stock units payable in stock or cash was $462,000 and $758,000 for the years ended December 31, 2024, and December 31, 2023, respectively, and included in "accrued interest payable and other liabilities" on the Consolidated Balance Sheet.

During 2024, 19,745 time-lapsed restricted stock units payable in stock or cash vested.  The total fair value of these units that vested in stock and cash during 2024 totaled $311,000 and $213,000, respectively.  During 2023, 10,713 time-lapsed restricted stock units payable in stock or cash vested. The total fair value of these units that vested in stock and cash during 2024 totaled $195,000 and $114,000, respectively.

The compensation cost of time-lapsed restricted stock awards is calculated using the closing trading price of our common stock on the grant date.  The compensation cost of performance units is calculated using a Monte Carlo simulation to reflect the market condition in the fair value of the award.  The assumptions used are noted in the following table.  Expected volatilities are based on historical volatilities for the Company and members of a defined peer group.  The expected term is derived from the time remaining in the respective awards’ performance period.  The risk-free rate for periods within the remaining performance period is based on the semi-annual zero-coupon US Treasury rates as of the grant date.

2024
Expected volatility	21.31% - 60.78%
Average volatility	32.73%
Expected dividends	0%
Expected term (in years)	2.40
Risk-free rate	3.86%

The weighted-average grant-date fair value of awards granted was $22.98 during 2024 and $27.57 during 2023.  As of December 31, 2024, unrecognized compensation cost related to nonvested shares totaled $1.8 million. This cost is expected to be recognized over a weighted-average period of 2.1 years.

The Company compensates the Board of Directors through a combination of stock and cash.  During 2024, the Company paid out 6,768 of shares totaling $187,000.  The Company paid out 7,475 shares totaling $203,000 during 2023. The expense associated with the stock payments to the Board of Directors is included in "other expense" in the Consolidated Income Statement.

15.	COMMITMENTS AND CONTINGENT LIABILITIES

In the ordinary course of business, various outstanding commitments and certain contingent liabilities are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments.

Commitments to Extend Credit which were composed of the following:

(Dollar amounts in thousands)	December 31, 2024	December 31, 2023

Commitments to extend credit	$468,006	$418,952
Standby letters of credit	798	5,884

Total	$468,804	$424,836

The commitments to extend credit involve, to varying degrees, elements of credit and interest rate risk over the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss, in the event of nonperformance by the other parties to the financial instruments, is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Loan commitments generally have fixed expiration dates within one year of their origination.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically one year, with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. The collateral is typically bank deposit instruments or customer business assets for secured letters of credit.

Commitments to Fund

We have an investment in a low-income housing tax credit operating partnership. As a limited partner, we are allocated tax credits and deductions associated with the underlying properties. Our maximum exposure to loss in connection with the partnership consists of the unamortized investment balance plus any unfunded equity commitments and tax credits claimed but subject to recapture. The investment at December 31, 2024 and 2023 was $1.8 million and $2.0 million, respectively, and recorded in the Consolidated Balance Sheet in "accrued interest receivable and other assets". We do not have any loss reserves recorded since we believe the likelihood of loss is remote. The investment is amortized over the period that we expect to receive the tax benefits using the proportional amortization method. In 2024 and 2023, we recognized $127,000 and $35,000 of amortization, respectively. At December 31, 2024 and 2023, we had an unfunded commitment of $1.5 million and $1.7 million, respectively, which is recorded in the Consolidated Balance Sheet in "accrued interest payable and other liabilities".

Cannabis Industry

We provide deposit services to customers who are licensed by the State of Ohio to do business in (or are related to) the Division of Cannabis Control as growers, processors, and dispensaries. Marijuana businesses are regulated by the Ohio Department of Commerce and legal in the State of Ohio, although it is not legal at the federal level. The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) published guidelines in 2014 for financial institutions servicing state-legal cannabis businesses. A financial institution that provides services to cannabis-related businesses can comply with Bank Secrecy Act (“BSA”) disclosure standards by following the FinCEN guidelines. We maintain stringent written policies and procedures related to the acceptance of such businesses and the monitoring and maintenance of such business accounts. We conduct a significant due diligence review of the cannabis business before the business is accepted as a new client, including confirmation that the business is properly licensed by the State of Ohio and state visits. Throughout the relationship, we continue monitoring the business to ensure that the business continues to meet our stringent requirements, including maintenance of required licenses and periodic financial reviews of the business.

While we believe we are operating in compliance with the FinCEN guidelines, there can be no assurance that federal enforcement guidelines will not change. Federal prosecutors have significant discretion, and there can be no assurance that the federal prosecutors will not choose to strictly enforce the federal laws governing cannabis. Any change in the Federal government’s enforcement position could cause us to immediately cease providing banking services to the cannabis industry. We are upfront with our customers regarding the fact that we may have to terminate our deposit services relationship if a change occurs with the Federal government’s position, and that the termination may come with little or no notice.

Litigation

As previously disclosed, a cyber-attack occurred in April 2023 that resulted in a temporary disruption to our computer systems. A cybersecurity firm investigated the nature and scope of the incident, evaluated our systems, and confirmed that nonpublic information relating to current and former employees, customers, and others was obtained from our systems.

On January 8, 2024, a customer filed a lawsuit against The Middlefield Banking Company in the U.S. District Court for the Northern District of Ohio related to the cyber-attack incident. A similar lawsuit was filed on January 10, 2024, against The Middlefield Banking Company in the Court of Common Pleas for Cuyahoga County, Ohio. The plaintiffs and class members in the two cases, who are current and former customers of the Bank, claim to have been harmed by alleged actions or inactions by the Bank in connection with the incident. The plaintiffs assert a variety of common law and statutory claims regarding the compromised nonpublic information and seek monetary damages, equitable and injunctive relief, pre-judgment and post-judgment interest, awards of actual and punitive damages, costs and attorneys’ fees, and other related relief. On March 28, 2024, the plaintiff in the case before the U.S. District Court for the Northern District of Ohio voluntarily dismissed their lawsuit against The Middlefield Banking Company without prejudice. The plaintiff in the Cuyahoga County lawsuit filed an amended complaint on August 8, 2024, to add an additional plaintiff. The amendment made no change to the relief sought in the original complaint.

On October 31, 2024, the plaintiffs filed with the Court of Common Pleas a motion for preliminary approval of class action settlement, with the Court granting preliminary approval of the class action settlement on November 6, 2024. On February 4, 2025, the plaintiffs submitted a motion for attorneys’ fees for class counsel. The Court of Common Pleas has scheduled a final approval hearing for April 1, 2025, to confirm the preliminary approval of the class action settlement and to determine the requested attorneys’ fee award.

Losses attributable to the April 2023 incident are within the coverage limits of the cyber risk insurance policy in place at that time. The policy has an aggregate limit of $3 million and a deductible of $50,000. The policy includes coverage for business loss, breach response, and liabilities that could occur as a result of a cyber event. Although we believe that our insurance policy will fully cover the losses associated with the lawsuit, it is possible that the losses could exceed the policy limit. We expect that any costs associated with the lawsuit, including attorney fees, adverse judgment or settlement, will be billed to and paid by the insurance company in accordance with the terms of the policy.

Leasing Commitments

The Company leases six of its branch locations. As of December 31, 2024, net assets recorded under leases amounted to $3.6 million and have remaining lease terms of 2 years to 17 years. As of December 31, 2024, finance lease assets included in "premises and equipment, net" on the Consolidated Balance Sheet totaled $3.2 million and $3.5 million as of December 31, 2023, and operating lease assets included in "accrued interest receivable and other assets" on the Consolidated Balance Sheet totaled $400,000 and $560,000 as of December 31, 2024, and 2023, respectively. As of December 31, 2024, finance lease obligations included in "other borrowings" on the Consolidated Balance Sheet totaled $3.4 million, and operating lease obligations included in "accrued interest payable and other liabilities" on the Consolidated Balance Sheet totaled $406,000.

Lease costs incurred are as follows for the years ended December 31 (in thousands):

	2024	2023
Finance lease cost:
Amortization of right-of-use asset	$248	$248
Interest Expense	106	112
Other	43	47
Operating lease cost	218	216
Total lease cost	$615	$623

The following table displays the weighted-average term and discount rates for both operating and finance leases outstanding as of December 31, 2024:

	2024		2023
	Operating	Finance	Operating	Finance
Weighted-average term (years)	3.6	13.6	4.2	14.6
Weighted-average discount rate	2.1%	3.0%	1.9%	3.0%

The following table displays the undiscounted cash flows due related to operating and finance leases as of December 31, 2024, along with a reconciliation to the discounted amount recorded on the December 31, 2024 Consolidated Balance Sheet (in thousands):

	Operating	Finance
Undiscounted cash flows due within:
2025	$169	$314
2026	134	320
2027	27	320
2028	27	320
2029	27	320
2030 and thereafter	41	2,566
Total undiscounted cash flows	425	4,160

Impact of present value discount	(19)	(748)

Total	$406	$3,412

16.	REGULATORY RESTRICTIONS

The Company is subject to the regulatory requirements of the Federal Reserve System as a bank holding company. The bank subsidiary is subject to regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the Ohio Division of Financial Institutions.

The Federal Reserve Board and the FDIC have extensive authority to prevent and remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and holding companies. The agencies may assess civil money penalties, issue cease-and-desist or removal orders, seek injunctions, and publicly disclose those actions. In addition, the Ohio Division of Financial Institutions possesses enforcement powers to address violations of Ohio banking law by Ohio-chartered banks.

The Company is subject to the regulatory requirements of the Federal Reserve System as a bank holding company. The Bank is subject to regulations of the FDIC and the State of Ohio, Division of Financial Institutions.

Loans

Federal law prevents the Company from borrowing from the Bank unless specific obligations secure the loans. Further, such a secured loan is limited to 10% of the Bank’s common stock and capital surplus.

Dividends

The Bank is subject to dividend restrictions that generally limit the amount of dividends that an Ohio state-chartered bank can pay. Under the Ohio Banking Code, cash dividends may not exceed net profits as defined for that year combined with retained net profits for the two preceding years less any required transfers to surplus. Under this formula, the amount available for payment of dividends at December 31, 2024, approximates $13.2 million.

17.	REGULATORY CAPITAL

Financial institution regulators have established guidelines for minimum capital ratios for banks and bank holding companies. The net unrealized gain or loss on available for sale securities is generally not included in computing regulatory capital. To avoid limitations on capital distributions, including dividend payments, the Bank and the Company must each hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. Within the tabular presentation that follows is the adequately capitalized ratio plus a 2.50% capital conservation buffer.

The Bank and the Company met each of the well-capitalized ratio guidelines as of December 31, 2024 and 2023. The following table indicates the capital ratios for the Bank and the Company as of December 31, 2024, and 2023, as well as the capital category threshold ratios for a well-capitalized, adequately capitalized plus the capital conservation buffer institution.

	As of December 31, 2024
	Leverage	Tier 1 Risk Based	Common Equity Tier 1	Total Risk Based
The Middlefield Banking Company	10.70%	11.99%	11.99%	13.24%
Middlefield Banc Corp.	10.86%	12.28%	11.78%	13.54%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus fully phased-in capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (Bank only)	5.00%	8.00%	6.50%	10.00%

	As of December 31, 2023
	Leverage	Tier 1 Risk Based	Common Equity Tier 1	Total Risk Based
The Middlefield Banking Company	10.48%	11.82%	11.82%	13.08%
Middlefield Banc Corp.	10.68%	12.18%	11.66%	13.43%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus fully phased-in capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (Bank only)	5.00%	8.00%	6.50%	10.00%

18.	Related Party Transaction

Loans to principal officers, directors, and their affiliates during 2024 and 2023 were as follows:

(Dollars in thousands)	December 31, 2024	December 31, 2023
Beginning balance	$24,185	$2,057
New loans	3,362	23,922
Repayments	(1,377)	(1,794)
Effect of change in related party status	(56)	-
Ending balance	$26,114	$24,185

Deposits of related parties amount to $32.5 million and $33.1 million as of December 31, 2024 and 2023, respectively.

19.	SEGMENT REPORTING

The Company has one business segment: Bank Segment.  The Bank Segment provides customers with a broad range of banking services, including various deposit and lending products to consumer and commercial customers.  The Company’s chief operating decision maker (CODM) is the Chief Executive Officer.

The following table shows selected financial data for the Bank Segment for the years ended December 31, 2024 and 2023.  The accounting policies of the segment are the same as those described in Note 1 – Summary of Significant Accounting Policies. The information is derived from the internal financial reporting records that are used to monitor and manage the Company's financial performance.  The segment expense categories are based on the information regularly provided to the CODM and are considered significant to the segment’s operations.  The Bank Segment excludes the income, expenses, and total assets of the parent company, Middlefield Banc Corp, and the parent company’s nonbank asset resolution subsidiary, EMORECO, Inc., which are shown as reconciling items in the following table.  There is no authoritative guidance for management accounting equivalent to GAAP, and therefore, the financial results of our business segment are not necessarily comparable with similar information presented by other companies.

	2024			2023
		Reconciling			Reconciling
(Dollar amounts in thousands)	Bank	Items	Total	Bank	Items	Total

Net interest income	$61,275	$(595)	$60,680	$65,805	$(602)	$65,203
Noninterest income	7,253	(40)	7,213	6,793	(102)	6,691
Total revenue	68,528	(635)	67,893	72,598	(704)	71,894
Provision for credit losses	2,008	-	2,008	3,002	-	3,002
Salaries and employee benefits	23,567	1,074	24,641	23,760	751	24,511
Occupancy expenses	2,376	-	2,376	2,566	-	2,566
Data processing costs	4,740	-	4,740	4,588	-	4,588
Other noninterest expense (1)	12,955	2,829	15,784	13,863	2,609	16,472
Income tax provision (benefit)	3,778	(953)	2,825	4,241	(854)	3,387
Net income	$19,104	$(3,585)	$15,519	$20,578	$(3,210)	$17,368
Total assets	$1,851,688	$1,671	$1,853,359	$1,820,224	$2,659	$1,822,883

(1)	Includes expenses that are in the reported measure of net income but not specifically provided to the CODM. Other noninterest expense is composed of expenses such as equipment expense, Ohio state franchise tax, professional fees, advertising expense, and other expenses.

The CODM utilizes net income as the primary measure to allocate resources during the annual budget process.  This measure is used by CODM to evaluate the performance of the business segment, with a focus on net interest income, provision for credit losses, noninterest income, and noninterest expense.  Net income is compared to both budgeted and comparative historical amounts on a monthly basis. Drivers of any significant variations from budget are assessed.  The measure of segment assets is reported as total assets.

20.	PARENT COMPANY

Following are condensed financial statements of the Parent Company.

CONDENSED BALANCE SHEET
(Dollar amounts in thousands)
	December 31,
	2024	2023
ASSETS
Cash and due from banks	$4,036	$4,065
Other investments	503	544
Investment in nonbank subsidiary	1	1
Investment in bank subsidiary	213,720	208,098
Other assets	1,168	2,125
TOTAL ASSETS	$219,428	$214,833

LIABILITIES
Other borrowings	$8,248	$8,248
Other liabilities	618	904
TOTAL LIABILITIES	8,866	9,152

STOCKHOLDERS' EQUITY	210,562	205,681

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$219,428	$214,833

CONDENSED STATEMENT OF OPERATIONS
(Dollar amounts in thousands)
	Year Ended December 31,
	2024	2023
INCOME
Dividends from bank subsidiary	$9,500	$17,000
Loss on equity securities	(40)	(100)
Other income	2	3
Total income	9,462	16,903

EXPENSES
Interest expense	597	605
Salaries and employee benefits	1,074	751
Ohio state franchise tax	1,583	1,578
Other expense	1,246	1,032
Total expenses	4,500	3,966

Income before income taxes	4,962	12,937

Income taxes	(953)	(854)

Income before equity in undistributed net income of subsidiaries	5,915	13,791

Equity in undistributed net income of subsidiaries	9,604	3,578

NET INCOME	$15,519	$17,368

COMPREHENSIVE INCOME	$11,536	$23,422

CONDENSED STATEMENT OF CASH FLOWS
(Dollar amounts in thousands)
	Year Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net income	$15,519	$17,368
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(9,604)	(3,578)
Stock-based compensation, net	374	260
Loss on equity securities	41	100
Other, net	1,153	1,084
Net cash provided by operating activities	7,483	15,234

FINANCING ACTIVITIES
Repurchase of common shares	(1,055)	(4,506)
Cash dividends	(6,457)	(6,864)
Net cash used in financing activities	(7,512)	(11,370)

Increase (decrease) in cash	(29)	3,864

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,065	201

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,036	$4,065